Exhibit 99.1
MetaStat, Inc. Closes Equity Financing

MONTCLAIR, NJ. ACCESSWIRE/ July 2, 2014 – MetaStat, Inc. (OTCQB: MTST), a life science company focused on understanding and treating systemic metastasis, announced today that on June 30, 2014, it entered into a securities purchase agreement in a private placement totaling $5.7 million, inclusive of the automatic exchange of outstanding convertible promissory notes in the aggregate principal amount of approximately $3.3 million.

The private placement consisted of shares of common stock at a price of $1.10 per share, with four-year warrants exercisable at $1.50 per share in an amount equal to 50% of the investment amount, provided, however, if an investment was $500,000 or greater, warrants were issued in an amount equal to 75% of the investment amount.  Shares of a newly created class of Series A Preferred stock were issued to certain holders that would be above 9.99% beneficial ownership.

MetaStat intends to use proceeds from the offering for general corporate purposes and investor relations services.

Oscar Bronsther M.D., chief executive officer of MetaStat said, "The closing of the initial round of this financing has cleaned up our capital structure, strengthened our balance sheet and more importantly, will allow us to accelerate the development and commercialization of our entire cancer diagnostic platform."

The company intends to file a Current Report on Form 8-K with the Securities and Exchange Commission providing further details relating to the private placement, which can be found by visiting the SEC web site at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the company’s securities, nor shall there be any sale of the company’s securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

About MetaStat, Inc.

MetaStat is a life sciences company that develops and commercialized diagnostic products and novel therapeutics for the early and reliable prediction and treatment of systemic metastasis, the process by which cancer spreads from a primary tumor through the bloodstream to other areas of the body. MetaStat is focused on breast, prostate, lung and colorectal cancers, where systemic metastasis is responsible for approximately 90% of all deaths. The Company’s function-based diagnostic platform technology is based on the identification and understanding of the pivotal role of the mena protein and its isoforms, a common pathway for the development of systemic metastatic disease in all epithelial-based solid tumors. Both the MetaSite Breast™ and MenaCalc™ product lines are designed to accurately stratify patients based on their individual risk of metastasis and to allow clinicians to better "customize" cancer treatment decisions by positively identifying patients with a high-risk of metastasis who need aggressive therapy and by sparing patients with a low-risk of metastasis from the harmful side effects and expense of chemotherapy. Additionally, the MenaBloc™ therapeutic program aims to build upon mena biology and alternative splicing events as a driver of disease progression to exploit novel targets that provide precision medicines in oncology.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company's Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to update such statements.

Contact

IRTH Communications
Robert Haag
1-866-976-4784
mtst@irthcommunications.com

Netgain Financial
Brian Quinn
760-942-4500
brian@netgain-financial.com

MetaStat, Inc.
Daniel Schneiderman, Vice President
(212) 608-0827
dan@metastat.com